BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS
HELD ON JANUARY 31, 2019

1.            Date, Time and Place: Meeting held on January 31, 2019, at 01:30 p.m., in São Paulo City, São Paulo State, at BRF S.A.’s (“Company”) office located at Avenida das Nações Unidas 8501, 1st floor, Pinheiros, Zip Code 05425-000.

2.            Summons and Presence: Summons duly held pursuant to Article 21 of the Company’s Bylaws considering the presence of the totality of members of the Board of Directors: Mr. Pedro Pullen Parente (“Mr. Pedro Parente”), Mr. Augusto Marques da Cruz Filho (“Mr. Augusto Cruz”), Mr. Dan Ioschpe (“Mr. Dan Ioschpe”), Mrs. Flávia Buarque de Almeida (“Mrs. Flávia Almeida”), Mr. Walter Malieni Jr. (“Mr. Walter Malieni”), Mr. Francisco Petros Oliveira Lima Papathanasiadis, hereby represented by Mr. Walter Malieni (“Mr. Francisco Petros”), Mr. José Luiz Osório (“Mr. José Osório”), Mr. Luiz Fernando Furlan (“Mr. Luiz Furlan”), Mr. Roberto Antonio Mendes (“Mr. Roberto Mendes”) and Mr. Roberto Rodrigues (“Mr. Roberto Rodrigues”).

3.            Presiding Board: Chairman: Pedro Pullen Parente. Secretary: Cristiana Rebelo Wiener.

4.            Agenda: (i) Sale Approval of Europe and Thailand Companies; (ii) Appointment Independent Member CAI; and (iii) Election of Chief Financial and Investor Relations Officer.

5.            Resolutions: The members approved, by unanimous votes and with no restrictions, the drawing up of the present minutes in summary form. Once the agenda had been examined, the following matter was discussed and the following resolutions were taken:

5.1.       Sale Approval of Europe and Thailand Companies. The totality of members of the Board of Directors, registering the abstention of Mr. Francisco Petros, favorably voted for the execution of the Sale and Purchase Agreement by and among Tyson International Holding Co and BRF GmbH and BRF Global GmbH for the sale of 100% (one hundred percent) of the capital stock held by these two last entities in the companies that conduct the Company’s activities in Thailand and part of Europe, by the enterprise value of US$340,000,000.00 (three hundred and forty million US dollars) (“Transaction” and “Enterprise Value”, respectively), being the Board of Officers authorized to execute any and all instruments necessary for the formalization of the Transaction with reduction of up to 5% (five percent) of the Enterprise Value, including eventual collateral granted by the Company.

Minutes of the Extraordinary Meeting of the Board of Directors of BRF S.A. held on January 31, 2019.

BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS
HELD ON JANUARY 31, 2019

5.2.       Appointment of Independent Member CAI. The totality of the members of the Board of Directors, by unanimous votes, approved the appointment of Mr. Thomás Tosta de Sá, Brazilian citizen, married, engineer, bearer of Identity Card RG No. 6.347.828 (SSP/SP), enrolled at CPF/MF under No. 011.186.257-49, with address, including for the purposes of the provisions of §2 of Article 149 of Law 6,404/76 of December 15, 1976, in the City of São Paulo, State of São Paulo, at Av. das Nações Unidas, 8501 – Pinheiros – São Paulo - SP – Zip Code 05425-070, to the position of external and independent member of the Company’s Audit and Integrity Committee, with a term of office until the Ordinary General Shareholders’ Meeting of the Company to be held on 2020.

5.3.       Election of Chief Financial and Investor Relations Officer. The members of the Board of Directors, by unanimous votes of the present members, registering the abstention of Mr. Francisco Petros, approved the election of Mr. Ivan de Souza Monteiro, Brazilian citizen, married, electronic and telecommunications engineer, bearer of Identity Card RG No. 048345649 (DIC/RJ), enrolled at CPF/MF under No. 667.444.077-91, with address, including for the purposes of the provisions of §2 of Article 149 of Law 6,404/76 of December 15, 1976, in the City of São Paulo, State of São Paulo, at Av. das Nações Unidas, 8501 – Pinheiros – São Paulo - SP – Zip Code 05425-070, to the position of Chief Financial and Investor Relations Officer of the Company, with a term of office of two (2) years, in substitution of Mr. Elcio Mitsuhiro Ito.

Considering Mr. Ivan de Souza Monteiro recently held a position in a semi-public company, his tenure as Chief Financial and Investor Relations Officer of the Company will be conditional upon the analysis and manifestation of the Public Ethics Commission of the Presidency of the Republic regarding the lack of conflict of interest between the previous position and the one to which, by means of the present meeting, he is being appointed. After manifestation of the Public Ethics Commission of the Presidency of the Republic regarding the inexistence of conflict of interest, his tenure will be confirmed and Mr. Elcio Mitsuhiro Ito will present his resignation to the statutory position.

Minutes of the Extraordinary Meeting of the Board of Directors of BRF S.A. held on January 31, 2019.

BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS
HELD ON JANUARY 31, 2019

After manifestation of the Public Ethics Commission of the Presidency of the Republic referred above, the officer hereby elected shall take office upon execution (i) of the respective instrument of investiture to be drawn up in the appropriate book, pursuant to art. 149 of Law No. 6,404, as amended; (ii) the declaration referred to in Instruction No. 367 of May 29, 2002 issued by the Brazilian Securities and Exchange Commission; and (iii) the Instrument of Consent to the Novo Mercado Regulations of B3 S.A. - Brasil, Bolsa, Balcão.

6.            Documents Filed at the Company: The documents related to the agenda that supported the resolutions taken by the members of the Board of Directors or information presented during the meeting were filed at the Company’s head office.

7.            Closure: There being no other matters to be discussed, the Chairman declared the meeting closed, during which time the present minutes were drawn up in summary form by electronic processing and, having been read and found correct by all those present, were signed.

I certify that the above text is a faithful copy of the minutes which are filed in Book No. 6, pages 94 to 96, of the Minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

São Paulo, January 31, 2019.

Cristiana Rebelo Wiener Secretary

Minutes of the Extraordinary Meeting of the Board of Directors of BRF S.A. held on January 31, 2019.